Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-157386 and 333-157386-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Medium-Term Senior Notes, Series D	$3,000,000	$213.90	(1)

(1)
The filing fee of $213.90 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. The registration fee of $213.90 due for this offering is offset against the $19,675.11 remaining of the fees most recently paid on March 24, 2009, of which $19,461.21 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

July 2, 2010 Medium-Term Notes, Series D No. 2010-MTNDD581 Registration Statement Nos. 333-157386 and 333-157386-01 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities and Currencies
300,000 PLUS with Euro Exposure Based on the Value of the Dow Jones EURO STOXX 50® Index due July 6, 2012
Performance Leveraged Upside SecuritiesSM
PLUS generally offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance. In exchange for enhanced performance, investors generally forgo periodic interest payments that would be otherwise payable on unsecured debt securities issued by Citigroup Funding. Unlike ordinary PLUS, however, these particular PLUS also offer additional exposure to the positive or negative performance of the Eurozone euro relative to the U.S. dollar.  At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon both (i) the closing value of the underlying index on the index valuation date and (ii) the performance of the Eurozone euro relative to the U.S. dollar on the exchange rate valuation date. The PLUS are not principal protected. The PLUS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the PLUS are subject to the credit risk of Citigroup Inc.
FINAL TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Aggregate principal amount:	$3,000,000
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Underwriting fee and issue price” below)
Pricing date:	July 2, 2010
Original issue date:	July 8, 2010
Maturity date:	July 6, 2012
Underlying index:	Dow Jones EURO STOXX 50® Index
Payment at maturity:
The PLUS we are offering differ from the PLUS described in the PLUS product supplement linked to below in that the payment at maturity depends both on the underlying asset, which is the underlying index, and on the performance of the Eurozone euro relative to the U.S. dollar.
Accordingly, the payment at maturity for the PLUS offered hereby is:
If the final index value is greater than the initial index value,
•  $10 x (1 + leveraged upside return) x (final exchange rate ÷ initial exchange rate)
If the final index value is less than or equal to the initial index value,
•  $10 x (1 + index percentage change) x (final exchange rate ÷ initial exchange rate)
Regardless of whether the final index value is greater than or less than the initial index value, the weakening of the Eurozone euro relative to the U.S. dollar (resulting in a final exchange rate less than the initial exchange rate) may result in the amount you receive at maturity being less than or equal to the stated principal amount of $10.  Conversely, any strengthening of the Eurozone euro relative to the U.S. dollar may be offset by the negative performance of the underlying index.  There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

Maximum payment at maturity:	None
Leveraged upside return:	Leverage factor x index percentage change
Leverage factor:	140%
Index percentage change:	(final index value – initial index value) / initial index value
Initial index value:	2,522.36
Final index value:	The index closing value on the index valuation date
Initial exchange rate:	1.2548
Final exchange rate:
The rate of conversion of U.S. dollars into one Eurozone euro as determined by reference to the global spot foreign exchange rate published by the Reuters Page “ECB37” (or any substitute page) at or after 1:00 p.m. (London, England time) on the exchange rate valuation date. The exchange rate will be calculated to four decimal places.

Index valuation date:	July 2, 2012, subject to postponement for non-index business days and certain market disruption events
Exchange rate valuation date:	The next TARGET, London and New York business day following the index valuation date
CUSIP:	17314V163
ISIN:	US17314V1632
Listing:	The PLUS will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer
Per PLUS	$10	$0.1125	$9.8875
Total	$3,000,000	$33,750	$2,966,250
(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.1125 for each PLUS they sell. See “Fees and selling concessions” on page 8.

Investing in the PLUS involves a number of risks.  See “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PLUS or determined that this pricing supplement and related PLUS product supplement, prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The PLUS we are offering differ from the PLUS generally, and you should read this document together with the PLUS product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

PLUS Product Supplement filed on December 3, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000119312509246765/d424b2.htm
Prospectus Supplement filed on February 18, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm
Prospectus filed on February 18, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

PLUS with Euro Exposure Based on the Value of the Dow Jones EURO STOXX 50® Index due July 6, 2012
Performance Leveraged Upside SecuritiesSM

Investment Overview
Performance Leveraged Upside Securities

The PLUS with Euro Exposure Based on the Value of the Dow Jones EURO STOXX 50® Index due July 6, 2012 (the “PLUS”) are designed for investors with a bullish outlook both on the performance of the underlying index and on the Eurozone euro (the “euro”) relative to the U.S. dollar (the “dollar”).  Accordingly, the PLUS replicate a strategy of (i) converting an amount of dollars equal to your investment in the PLUS into euros based on the initial exchange rate, (ii) investing that euro amount in a euro-dominated PLUS linked to the underlying index and (iii) converting the amount of euros that the PLUS linked to the underlying index would return at maturity into dollars based on the final exchange rate.  The PLUS are exposed on a 1-to-1 basis to the negative performance of the Dow Jones EURO STOXX 50® Index as well as to the weakening of the euro relative to the dollar. There is no minimum payment at maturity on the PLUS.

As a result, the PLUS can be used:

■
As an alternative to direct exposure to the underlying index that enhances returns for positive performance of the underlying index.  However, these returns on the PLUS, whether positive or negative, are subject to currency risk and a weakening of the euro relative to the dollar.

■
To achieve similar levels of upside exposure to the underlying index as a direct investment while using fewer dollars by taking advantage of the leverage factor.  However, any leveraged upside exposure is subject to currency risk and a weakening of the euro relative to the dollar.

Maturity:	2 years

Principal protection:	None

Leverage factor:	140%

Maximum payment at maturity:	None

Dow Jones EURO STOXX 50® Index Overview

The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company, Inc. and SWX Swiss Exchange.  Publication of the Dow Jones EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991.  The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.

Information as of market close on July 2, 2010:

Bloomberg Ticker Symbol:	SX5E

Current Value:	2,522.36

52 Weeks Ago (on 7/3/2009):	2,376.48

52 Week High (on 1/8/2010):	3,017.85

52 Week Low (on 7/10/2009):	2,281.47

July 2010	Page 2

PLUS with Euro Exposure Based on the Value of the Dow Jones EURO STOXX 50® Index due July 6, 2012
Performance Leveraged Upside SecuritiesSM

Underlying Index Historical Performance – Daily Closing Values January 3, 2005 to July 2, 2010

Key Investment Rationale
The PLUS replicate a strategy of (i) converting an amount of dollars equal to your investment in the PLUS into euros based on the initial exchange rate, (ii) investing that euro amount in a euro-dominated PLUS linked to the underlying index and (iii) converting the amount of euros that the PLUS linked to the underlying index would return at maturity into dollars based on the final exchange rate.  As a result, the PLUS are designed for investors with a bullish outlook both on the performance of the underlying index and on the euro.

Leveraged Index Exposure
The PLUS offer investors an opportunity to capture enhanced positive returns relative to a direct investment in the underlying index and exposure on a 1-to-1 basis to the negative performance of the underlying index.  However, these returns on the PLUS, whether positive or negative, are subject to currency risk and a weakening of the euro relative to the dollar.

Possible Scenario 1
The underlying index increases in value and the euro strengthens relative to the dollar, and, at maturity, the PLUS redeem for the stated principal amount of $10 plus 140% of the index percentage change, together multiplied by the final exchange rate divided by the initial exchange rate.  This amount will be greater than the $10 stated principal amount, and the strengthening of the euro against the dollar will amplify the return on the underlying index.  (See the payment at maturity marked “(A)” on page 9.)

Possible Scenario 2
The underlying index increases in value and the euro weakens relative to the dollar, and, at maturity, the PLUS redeem for the stated principal amount of $10 plus 140% of the index percentage change, together multiplied by the final exchange rate divided by the initial exchange rate.  This amount may be greater than or less than the $10 stated principal amount.  (See the payments at maturity marked “(B)” on page 9.)

Possible Scenario 3
The underlying index declines in value and the euro strengthens relative to the dollar, and, at maturity, the PLUS redeem for the stated principal amount less the proportional decline, together multiplied by the final exchange rate divided by the initial exchange rate.  This amount may be greater than or less than the $10 stated principal amount and could be zero.  (See the payments at maturity marked “(C)” on page 9.)

Worst Case Scenario
The underlying index declines in value and the euro weakens relative to the dollar, and, at maturity, the PLUS redeem for the stated principal amount less the proportional decline, together multiplied by the final exchange rate divided by the initial exchange rate.  This amount will be less than the $10 stated principal amount and could be zero.  (See the payment at maturity marked “(D)” on page 9.)

July 2010	Page 3

PLUS with Euro Exposure Based on the Value of the Dow Jones EURO STOXX 50® Index due July , 2012
Performance Leveraged Upside SecuritiesSM

Summary of Selected Key Risks (see page 11)

■	No guaranteed return of principal.

■	No interest payments.

■	There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

■
These particular PLUS differ from typical PLUS we have issued in the past and described in the accompanying PLUS product supplement in that the payment at maturity depends both on the underlying index and on the performance of the euro relative to the dollar.

■	Historically, both the values of the underlying index and the euro-dollar exchange rate have been volatile.

■
The underlying index is not necessarily correlated to the euro-dollar exchange rate; any increase in the underlying index may be offset by the weakening of the euro relative to the dollar, and any strengthening of the euro relative to the dollar may be offset by the negative performance of the underlying index.

■	Potential for a lower comparable yield.

■
The market price of the PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the underlying index and currency exchange rates, and you may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

■	The PLUS are subject to currency exchange risk.

■	Government intervention could materially and adversely affect the value of the PLUS.

■
The PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS, and any actual or anticipated change to its credit ratings and credit spreads may adversely affect the market value of the PLUS.

■	Investing in the PLUS is not equivalent to investing in the underlying index or the euro.

■	Adjustments to the underlying index could adversely affect the value of the PLUS.

■	The recent global financial crisis may heighten currency exchange risks.

■	Even though currencies trade around-the-clock, the PLUS will not.

■	Suspension or disruptions of market trading in the euro or dollar may adversely affect the value of the PLUS.

■	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	There are risks associated with investments in securities linked to the value of foreign equity securities.

■	The calculation agent, which is an affiliate of ours, will make determinations with respect to the PLUS.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.

■	The U.S. federal income tax consequences of an investment in the PLUS are unclear.

June 2010	Page 4

PLUS with Euro Exposure Based on the Value of the Dow Jones EURO STOXX 50® Index due July 6, 2012
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Citigroup Funding Inc., will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying PLUS product supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more than, equal to or less than the stated principal amount based upon both (i) the value of the underlying index on the index valuation date and (ii) the performance of the euro relative to the dollar on the exchange rate valuation date. The PLUS do not guarantee any return of principal at maturity. The PLUS are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS.
Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July 2, 2010	July 8, 2010	July 6, 2012
Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Principal protection:	None
Underlying index:	Dow Jones EURO STOXX 50® Index. For purposes of the accompanying PLUS product supplement, only the underlying index will be the “underlying asset” as described in that document.
Underlying index publisher:	STOXX® Limited or any successor thereof
Issue price:	$10 per PLUS
Aggregate principal amount:	$3,000,000
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Payment at maturity:
The PLUS differ from the PLUS described in the PLUS product supplement in that the payment at maturity depends both on the underlying asset as described in the PLUS product supplement, which is the underlying index, and on the performance of the Eurozone euro relative to the U.S. dollar.
Accordingly, the payment at maturity for the PLUS is:
If the final index value is greater than the initial index value,
•  $10 x (1 + leveraged upside return) x (final exchange rate ÷ initial exchange rate)
If the final index value is less than or equal to the initial index value,
•  $10 x (1 + index percentage change) x (final exchange rate ÷ initial exchange rate)
Regardless of whether the final index value is greater than or less than the initial index value, the weakening of the Eurozone euro relative to the U.S. dollar (resulting in a final exchange rate less than the initial exchange rate) may result in the amount you receive at maturity being less than or equal to the stated principal amount of $10.  Conversely, any strengthening of the Eurozone euro relative to the U.S. dollar may be offset by the negative performance of the underlying index.  There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

Maximum payment at maturity:	None
Leveraged upside return:	Leverage factor x index percentage change
Leverage factor:	140%
Index percentage change:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	2,522.36
Final index value:	The index closing value on the index valuation date
Initial exchange rate:	1.2548
Final exchange rate:
The rate of conversion of U.S. dollars into one Eurozone euro as determined by reference to the global spot foreign exchange rate published by the Reuters Page “ECB37” (or any substitute page) at or after 1:00 p.m. (London, England time) on the exchange rate valuation date. The exchange rate will be calculated to four decimal places.

July 2010	Page 5

PLUS with Euro Exposure Based on the Value of the Dow Jones EURO STOXX 50® Index due July 6, 2012
Performance Leveraged Upside SecuritiesSM

Key Terms
Index valuation date:
July 2, 2012, subject to postponement for non-index business days, and certain market disruption events, as described in the accompanying PLUS product supplement.  However, notwithstanding the PLUS product supplement, the determination of the final index value may be deferred by the calculation agent no later than the second business day immediately prior to the maturity date for non-index business days and market disruption events.

Exchange rate valuation date:
The next TARGET, London and New York business day immediately following the index valuation date, as such date may be deferred for non-index business days and market disruption events.  However, in no event will the exchange rate valuation date be deferred to later than the business day immediately prior to the maturity date.  If that date is not a TARGET, London and New York business day, then the final exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at or after 1:00 p.m. (London, England time) for the purchase or sale for deposits in Eurozone euro by the London offices of three leading banks engaged in the interbank market (selected by the calculation agent after consultation with Citigroup Funding) (the “reference banks”). If fewer than three reference banks provide those spot quotations, then the final exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent from two leading commercial banks in New York (selected by the calculation agent after consultation with Citigroup Funding), for the purchase or sale for deposits in Eurozone euro. If these spot quotations are available from only one bank, then the calculation agent, in its sole discretion, will determine if such quotation is reasonable. If no spot quotation is available, then the final exchange rate will be the rate the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances.

TARGET business day:	Any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open for the settlement of payment in Eurozone euro.
London business day:
Any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in London, England are authorized or obligated by law or executive order to close, including with respect to the calculation of any of the exchange rates.

New York business day:
Any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in New York City are authorized or obligated by law or executive order to close, including with respect to the calculation of any of the exchange rates.

Risk factors:	Please see “Risk Factors” beginning on page 11.

July 2010	Page 6

PLUS with Euro Exposure Based on the Value of the Dow Jones EURO STOXX 50® Index due July 6, 2012
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	17314V163
ISIN:	US17314V1632
Tax considerations:
Each holder, by purchasing a PLUS, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the PLUS is respected and subject to the discussion in “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement, the following U.S. federal income tax consequences should result under current law:

•     A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.
•     Upon sale, exchange or settlement of a PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or retirement of their PLUS.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on their PLUS is effectively connected with the conduct of a U.S. trade or business.

In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the PLUS should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our affiliates.

On, or prior to, the pricing date, we, through our affiliates or others, hedged our anticipated exposure in connection with the PLUS by taking positions in futures and options contracts on the underlying index, futures and options contracts on any component stocks of the underlying index listed on major securities markets, the euro or dollar or options contracts on the euro or dollar or any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could have increased the value of the underlying index or affected the exchange rate, and, accordingly, potentially increased the initial index value or the initial exchange rate, and, therefore, increased the value at which the underlying index or the exchange rate must close on the index valuation date or exchange rate valuation date, as applicable, before investors would receive at maturity a payment that exceeds the stated principal amount of the PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA and IRA considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and

July 2010	Page 7

PLUS with Euro Exposure Based on the Value of the Dow Jones EURO STOXX 50® Index due July 6, 2012
Performance Leveraged Upside SecuritiesSM

individual retirement annuities) are permitted to purchase the PLUS as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the PLUS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the PLUS or (B) its acquisition and holding of the PLUS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of PLUS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the PLUS product supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the PLUS, will receive an underwriting fee of $0.1125 from Citigroup Funding for each PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.1125 for each PLUS they sell.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the PLUS declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the PLUS product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the PLUS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the PLUS, either directly or indirectly.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7288.

This pricing supplement represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying PLUS product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2010	Page 8

PLUS with Euro Exposure Based on the Value of the Dow Jones EURO STOXX 50® Index due July 6, 2012
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Chart

The following chart presents examples of the payment at maturity for the PLUS, depending on the index percentage change as of the index valuation date and the final exchange rate as of the exchange rate valuation date.  The chart does not present all the possible payments at maturity for the PLUS (and therefore cannot be shown as a diagram).  Instead, it shows a comprehensive range of index percentage changes, and for each index percentage change, the payment at maturity depending on whether the value of the euro (i) strengthened by 25%, (ii) weakened by 25% or (iii) remained the same, in each case relative to the dollar.  The euro may in fact strengthen or weaken by more or less than 25% which means that all possible payments at maturity for the PLUS are not represented below.   You may lose more money than shown below if the euro weakens by more than 25%.

Stated principal amount:	$10

Leverage factor:	140%

Initial index value:	2,522.36

Initial exchange rate:	1.2548

Final index value	Index percentage change	Final exchange rate (number of USD to one EUR)	Change in EUR relative to USD	Payment at maturity (in USD)
0.00	-100.00%	1.0038	-25.00%	0.000
0.00	-100.00%	1.2548	0.00%	0.000
0.00	-100.00%	1.5685	+25.00%	0.000
630.59	-75.00%	1.0038	-25.00%	2.000
630.59	-75.00%	1.2548	0.00%	2.500
630.59	-75.00%	1.5685	+25.00%	3.125
1,261.18	-50.00%	1.0038	-25.00%	4.000
1,261.18	-50.00%	1.2548	0.00%	5.000
1,261.18	-50.00%	1.5685	+25.00%	6.250
1,513.42	-40.00%	1.0038	-25.00%	4.800
1,513.42	-40.00%	1.2548	0.00%	6.000
1,513.42	-40.00%	1.5685	+25.00%	7.500
1,765.65	-30.00%	1.0038	-25.00%	5.600
1,765.65	-30.00%	1.2548	0.00%	7.000
1,765.65	-30.00%	1.5685	+25.00%	8.750
2,017.89	-20.00%	1.0038	-25.00%	6.400 (D)
2,017.89	-20.00%	1.2548	0.00%	8.000
2,017.89	-20.00%	1.5685	+25.00%	10.000
2,270.12	-10.00%	1.0038	-25.00%	7.200 (C)
2,270.12	-10.00%	1.2548	0.00%	9.000 (C)
2,270.12	-10.00%	1.5685	+25.00%	11.250 (C)
2,522.36	0.00%	1.0038	-25.00%	8.000
2,522.36	0.00%	1.2548	0.00%	10.000
2,522.36	0.00%	1.5685	+25.00%	12.500
2,774.60	10.00%	1.0038	-25.00%	9.120 (B)
2,774.60	10.00%	1.2548	0.00%	11.400 (B)
2,774.60	10.00%	1.5685	+25.00%	14.250 (B)
3,026.83	20.00%	1.0038	-25.00%	10.240
3,026.83	20.00%	1.2548	0.00%	12.800
3,026.83	20.00%	1.5685	+25.00%	16.000 (A)
3,279.07	30.00%	1.0038	-25.00%	11.360
3,279.07	30.00%	1.2548	0.00%	14.200
3,279.07	30.00%	1.5685	+25.00%	17.750
3,531.30	40.00%	1.0038	-25.00%	12.480
3,531.30	40.00%	1.2548	0.00%	15.600
3,531.30	40.00%	1.5685	+25.00%	19.500
3,783.54	50.00%	1.0038	-25.00%	13.600
3,783.54	50.00%	1.2548	0.00%	17.000
3,783.54	50.00%	1.5685	+25.00%	21.250
4,414.13	75.00%	1.0038	-25.00%	16.400
4,414.13	75.00%	1.2548	0.00%	20.500
4,414.13	75.00%	1.5685	+25.00%	25.625
5,044.72	100.00%	1.0038	-25.00%	19.200
5,044.72	100.00%	1.2548	0.00%	24.000
5,044.72	100.00%	1.5685	+25.00%	30.000
5,675.31	125.00%	1.0038	-25.00%	22.000
5,675.31	125.00%	1.2548	0.00%	27.500
5,675.31	125.00%	1.5685	+25.00%	34.375

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the value of the underlying index on the index valuation date and the performance of the euro relative to the dollar on the exchange rate valuation date, determined as follows:

If the final index value is greater than the initial index value:

$10 x (1 + leveraged upside return) x (final exchange rate ÷ initial exchange rate);

where leveraged upside return = leverage factor x index percentage change,

leverage factor = 140%

and index percentage change = (final index value – initial index value) ÷ initial index value.

If the final index value is less than or equal to the initial index value:

$10 x (1 + index percentage change) x (final exchange rate ÷ initial exchange rate);

where index percentage change = (final index value – initial index value) ÷ initial index value.

Regardless of whether the final index value is greater than or less than the initial index value, the weakening of the euro relative to the dollar (resulting in a final exchange rate less than the initial exchange rate) may result in the amount you receive at maturity being less than or equal to the stated principal amount of $10.  Conversely, any strengthening of the euro relative to the dollar may be offset by the negative performance of the underlying index.  There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying PLUS product supplement and “Risk Factors” in the related prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

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PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest and do not guarantee the return of any of the stated principal amount at maturity. Regardless of whether the final index value is greater than or less than the initial index value, the negative performance of the euro relative to the dollar may result in the amount you receive at maturity being less than or equal to the stated principal amount of $10 and possibly zero. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

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These particular PLUS differ from typical PLUS we have issued in the past and described in the accompanying PLUS product supplement in that the payment at maturity depends both on the underlying index and on the performance of the euro relative to the dollar.  PLUS generally offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance. Unlike typical PLUS, however, these particular PLUS also offer additional exposure to the positive or negative performance of the euro relative to the dollar.  At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon both (i) the closing value of the underlying index on the index valuation date and (ii) the performance of the euro relative to the dollar on the exchange rate valuation date. This means the payment at maturity on this PLUS may be different than a PLUS linked only to the underlying index.  For example, any leveraged positive performance of the underlying index may be offset completely (and you may lose money) by a weakening of the euro relative to the dollar.  Conversely, any strengthening of the euro relative to the dollar may be offset completely (and you may lose money) by a negative performance of the underlying index.  This PLUS is designed for investors who are bullish both on the underlying index and on the euro relative to the dollar. See “How PLUS Work” on page 9 for examples of payments at maturity based on varying index percentage change and final exchange rate levels.

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Volatility of the underlying index. Historically, the value of the underlying index has been volatile. From January 3, 2005 to July 2, 2010, the closing value of the underlying index has been as low as 1,809.98 and as high as 4,557.57. The volatility of the value of the underlying index may result in your receiving at maturity an amount less than the stated principal amount of your investment in the PLUS.

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Volatility of the euro-dollar exchange rate. Historically, the euro-dollar exchange rate has been volatile. From January 3, 2005 to July 2, 2010, the rate of conversion of dollars per one euro has been as low as 1.1670 and as high as 1.5991. The volatility of the euro-dollar exchange rate may result in your receiving at maturity an amount less than the stated principal amount of your investment in the PLUS.

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Potential for a lower comparable yield. The PLUS do not pay any periodic interest. As a result, if the combined performance of the underlying index and the euro relative to the dollar does not combine to increase the value of the PLUS sufficiently from the stated principal amount of $10 per PLUS, the effective yield on the PLUS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

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The underlying index is not necessarily correlated to the euro-dollar exchange rate; any increase in the underlying index may be offset by the weakening of the euro relative to the dollar, and any strengthening of the euro relative to the dollar may be offset by the negative performance of the underlying index.  Movements in the value of the underlying index and the euro-dollar exchange rate may not correlate with each other.  At a time when the value of the underlying index increases, the euro may weaken relative to the dollar, and when the euro strengthens relative to the dollar, the value of the underlying index may decrease.  Therefore, in calculating the payment at maturity, increases in the value of the underlying index may be moderated, or wholly offset, by declines in the value of the euro relative to the dollar.  Regardless of whether the final index value is greater than or less than the initial index value, the negative performance of the euro relative to the dollar may result in the amount you receive at maturity being less than or equal to the stated principal amount of $10 and possibly zero.  Additionally, the underlying index and the euro-dollar exchange rate may be correlated, and, in such a case, any negative performance in the underlying index would be worsened by a weakening of the euro relative to the dollar.

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The market price of the PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, currency exchange rates, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. You may receive less, and possibly significantly less, than the stated principal amount of the PLUS if you try to sell your PLUS prior to maturity.

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Currency exchange risk. Fluctuations in the exchange rates between the euro and the dollar will affect the value of the PLUS. Exchange rate movements for the dollar against the euro are volatile and are the result of numerous factors specific

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to the countries that comprise the Eurozone and the United States including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions. Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries. Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance. The strengthening of the dollar relative to the euro will have a material adverse effect on the value of the PLUS and the return on an investment in the PLUS.

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Government intervention could materially and adversely affect the value of the PLUS. Foreign exchange rates can be fixed by sovereign governments or monetary authorities, allowed to float within a range of exchange rates set by governments or monetary authorities, or left to float freely. Governments, including those issuing the euro and the United States government, may use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the PLUS is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

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The PLUS are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the PLUS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS, to pay all amounts due on the PLUS at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The PLUS are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the PLUS.

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Investing in the PLUS is not equivalent to investing in the underlying index or the euro. Investing in the PLUS is not equivalent to investing in the underlying index or its component stocks, nor is it the same as investing in the euro or a euro-linked security. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.  Similarly, investors will not receive euros at maturity or at any time during the tenor of the PLUS.

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Adjustments to the underlying index could adversely affect the value of the PLUS. The publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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The recent global financial crisis may heighten currency exchange risks. In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the euro relative to the dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the PLUS and your return on your investment in the PLUS at maturity.

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Even though currencies trade around-the-clock, the PLUS will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the PLUS, if any, will not conform to the hours during which the euro, dollar or any other currencies are traded. Consequently, significant price and rate movements may take place in foreign exchange markets that will not be reflected immediately in the value of the PLUS. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of foreign exchange markets.

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The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. Citigroup Global

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Markets may, but is not obligated to, make a market in the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

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Suspension or disruptions of market trading in the euro or dollar may adversely affect the value of the PLUS.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the exchange rates of the euro or dollar and, therefore, the value of the PLUS.

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The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the PLUS, as well as the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the PLUS product supplement.

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There are risks associated with investments in securities linked to the value of foreign equity securities.  The PLUS are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

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The calculation agent, which is an affiliate of ours, will make determinations with respect to the PLUS. Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. has determined the initial index value, the initial exchange rate and the leverage factor, will determine the final index value, the final exchange rate and the index percentage change and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets Inc., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value or final exchange rate in the event of discontinuance of the underlying index or elimination, conversion, redenomination or exchange by any country that issues either the euro or dollar, as applicable, may adversely affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS. One or more of our affiliates have hedged our obligations under the PLUS and have carried out hedging activities related to the PLUS (and to other instruments linked to the underlying index or its component stocks or the euro or dollar), including trading in the stocks that constitute the underlying index, the euro and the dollar as well as in other instruments related to the underlying index, the euro and the dollar. Our affiliates also trade the stocks that constitute the underlying index, the euro, the dollar and other financial instruments related to the underlying index, the euro and the dollar on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial index value or the initial exchange rate and, therefore, could have increased the value at which the underlying index or the exchange rate must close on the index valuation date or exchange rate valuation date, as applicable, before an investor receives a payment at maturity that exceeds the issue price of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the index valuation date or exchange rate valuation date, could adversely affect the value of the underlying index on the index valuation date or the

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Performance Leveraged Upside SecuritiesSM

exchange rate valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the PLUS are unclear. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the PLUS, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the PLUS are uncertain, and the IRS or a court might not agree with the treatment of the PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the PLUS, the tax consequences of ownership and disposition of the PLUS might be affected materially and adversely.  As described above under “Tax considerations,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the PLUS.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the PLUS should review carefully the section of the accompanying product supplement entitled "Certain United States Federal Income Tax Considerations" and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Information about the Dow Jones EURO STOXX 50® Index

General. The Dow Jones EURO STOXX 50® Index, which we refer to as the EURO STOXX 50 Index, was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company, Inc. and SWX Swiss Exchange.  Publication of the EURO STOXX 50 Index began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991.  The EURO STOXX 50 Index is published in The Wall Street Journal and disseminated on the STOXX Limited website.

EURO STOXX 50 Index Composition and Maintenance. The EURO STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.

The composition of the EURO STOXX 50 Index is reviewed annually, based on the closing stock data on the last trading day in August.  The component stocks are announced the first trading in September.  Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  Changes in the composition of the EURO STOXX 50 Index are made to ensure that the EURO STOXX 50 Index includes the 50 market sector leaders from within the EURO STOXX Index.

The free float factors for each component stock used to calculate the EURO STOXX 50 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.  Each component’s weight is capped at 10% of the index’s total free float market capitalization.

The EURO STOXX 50 Index is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the EURO STOXX 50 Index composition are immediately reviewed.  Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

EURO STOXX 50 Index Calculation. The EURO STOXX 50 Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the EURO STOXX 50 Index value can be expressed as follows:

The “free float market capitalization of the EURO STOXX 50 Index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the EURO STOXX 50 Index is being calculated.

The divisor for the EURO STOXX 50 Index is adjusted to maintain the continuity of the EURO STOXX 50 Index values across changes due to corporate actions.  The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

Index	=	free float market capitalization of the EURO STOXX 50 Index
divisor

(1) Cash dividend:

■ Adjusted price = closing price – announced dividend * (1 – withholding tax)
■ Divisor:  decreases

(2) Special cash dividend:
■ Adjusted price = closing price – announced dividend * (1 – withholding tax)
■ Divisor:  decreases

(3) Split and reverse split:
■ Adjusted price = closing price * A/B
■ New number of shares = old number of shares * B / A
■ Divisor:  no change

(4) Rights offering:
■ Adjusted price  = (closing price * A + subscription price * B) / (A + B)
■ New number of shares = old number of shares * (A + B) / A
■ Divisor:  increases

(5) Stock dividend:
■ Adjusted price = closing price * A / (A + B)

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Performance Leveraged Upside SecuritiesSM

■ New number of shares = old number of shares * (A + B) / A
■ Divisor:  no change

(6) Stock dividend of another company:

■ Adjusted price = (closing price * A - price of other company * B) / A
■ Divisor:  decreases

(7) Return of capital and share consideration:

■ Adjusted price = (closing price - dividend announced by company * (1-withholding tax)) * A / B
■ New number of shares = old number of shares * B / A
■ Divisor:  decreases

(8) Repurchase shares / self tender:

■ Adjusted price = ((price before tender * old number of shares ) - (tender price * number of tendered shares)) / (old number of shares - number of tendered shares)
■ New number of shares = old number of shares - number of tendered shares
■ Divisor:  decreases

(9) Spin-off:

■ Adjusted price = (closing price * A - price of spun-off shares * B) / A
■ Divisor:  decreases

(10) Combination stock distribution (dividend or split) and rights offering:

■ For this corporate action, the following additional assumptions apply:

■ Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held
■ If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

■ If rights are applicable after stock distribution (one action applicable to other):
■ Adjusted price = (closing price * A + subscription price * C * (1 + B / A)) / ((A + B) * ( 1 +     C / A))
■ New number of shares = old number of shares * ((A + B) * (1 + C / A)) / A
■ Divisor:  increases

■ If stock distribution is applicable after rights (one action applicable to other):
■ Adjusted price = (closing price * A + subscription price * C) / ((A + C) * (1 + B / A))
■ New number of shares = old number of shares * ((A + C) * (1 + B / A))
■ Divisor:  increases

■ Stock distribution and rights (neither action is applicable to the other):
■ Adjusted price = (closing price * A + subscription price * C) / (A + B + C)
■ New number of shares = old number of shares * (A + B +C) / A
■ Divisor:  increases

License Agreement. STOXX Limited (“STOXX”) and its licensors and Citigroup Global Markets Limited have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets Limited and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50 Index, which is owned and published by STOXX Limited, in connection with certain financial instruments, including the PLUS.

The PLUS are not sponsored, endorsed, sold or promoted by STOXX or its licensors.  STOXX and its licensors have no relationship to Citigroup Global Markets Limited and its affiliates, other than the licensing of the Dow Jones EURO STOXX 50® Index and the related trademarks for use in connection with the PLUS.  STOXX and its licensors make no recommendation that any person invest in the PLUS or any other securities.  STOXX and its licensors have no responsibility or liability for or make any decisions about the timing, amount or pricing of the PLUS.  STOXX and its licensors do not consider the needs of the PLUS, Citigroup Funding or its affiliates or the holders of the PLUS in determining, composing or calculating the Dow

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Jones EURO STOXX 50® Index or have any obligation to do so. STOXX and its licensors have no responsibility or liability for the administration, management or marketing of the PLUS.

STOXX and its licensors will not have any liability in connection with the PLUS. Specifically,

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STOXX and its licensors do not make any warranty, express or implied and disclaim any and all warranty about (i) the results to be obtained by the PLUS, the owner of the PLUS or any other person in connection with the use of the Dow Jones EURO STOXX 50® Index and the data included in the Dow Jones EURO STOXX 50® Index; (ii) the accuracy or completeness of the Dow Jones EURO STOXX 50® Index and its data; and (iii) the merchantability and the fitness for a particular purpose or use of the Dow Jones EURO STOXX 50® Index and its data.

■	STOXX and its licensors will have no liability for any errors, omissions or interruptions in the Dow Jones EURO STOXX 50® Index or its data.
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Under no circumstances will STOXX or its licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its licensors knows that they might occur.

The licensing agreement between Citigroup Global Markets Limited and STOXX is solely for their benefit and not for the benefit of the owners of the PLUS or any other third parties.

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Historical Information

The following table sets forth the published high and low daily closing values, as well as end-of-quarter daily closing values, of the underlying index for each quarter in the period from January 3, 2005 through July 2, 2010. The closing value of the underlying index on July 2, 2010 was 2,522.36. The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the index valuation date.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

Dow Jones EURO STOXX 50® Index	High	Low	Period End
2005
First Quarter	3,114.54	2,924.01	3,055.73
Second Quarter	3,190.80	2,930.10	3,181.54
Third Quarter	3,429.42	3,170.06	3,428.51
Fourth Quarter	3,616.33	3,241.14	3,578.93
2006
First Quarter	3,874.61	3,532.68	3,853.74
Second Quarter	3,890.94	3,408.02	3,648.92
Third Quarter	3,899.41	3,492.11	3,899.41
Fourth Quarter	4,027.29	3,640.60	4,119.94
2007
First Quarter	4,195.22	3,932.09	4,181.03
Second Quarter	4,556.97	4,189.55	4,489.77
Third Quarter	4,557.57	4,062.33	4,381.71
Fourth Quarter	4,489.79	4,195.58	4,399.72
2008
First Quarter	4,339.23	3,431.82	3,628.06
Second Quarter	3,882.28	3,340.27	3,352.81
Third Quarter	3,445.66	3,000.83	3,038.20
Fourth Quarter	3,113.82	2,165.91	2,447.62
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter (through July 2, 2010)	2,522.36	2,518.65	2,522.36

July 2010	Page 18

PLUS with Euro Exposure Based on the Value of the Dow Jones EURO STOXX 50® Index due July 6, 2012
Performance Leveraged Upside SecuritiesSM

The following table sets forth the published high, low and end-of-quarter exchange rates for the euro relative to the dollar for each quarter in the period from January 1, 2005 through July 2, 2010, and the related graph sets forth the exchange rates of the euro relative to the dollar for the same period.

The exchange rate for the euro is expressed as the number of dollars per one euro. As a result, a decrease in the exchange rate means that the euro has depreciated / weakened relative to the dollar. This means that it takes more euros to purchase dollars. Conversely, an increase in the exchange rate means that the euro has appreciated / strengthened relative to the dollar. This means that it takes fewer euros to purchase dollars.

The historical exchange rates of the euro relative to the dollar should not be taken as an indication of future performance, and no assurance can be given as to the final exchange rate on the currency exchange valuation date.

Euro (expressed as units of dollars per one euro)	High	Low	Period End
2005
First Quarter	1.3458	1.2757	1.2964
Second Quarter	1.3087	1.2032	1.2108
Third Quarter	1.2542	1.1902	1.2026
Fourth Quarter	1.2179	1.1670	1.1849
2006
First Quarter	1.2307	1.1821	1.2118
Second Quarter	1.2928	1.2093	1.2791
Third Quarter	1.2892	1.2505	1.2674
Fourth Quarter	1.2892	1.2513	1.3197
2007
First Quarter	1.3343	1.2718	1.3354
Second Quarter	1.3652	1.3302	1.3541
Third Quarter	1.4267	1.3426	1.4267
Fourth Quarter	1.4872	1.4048	1.4589
2008
First Quarter	1.5845	1.4454	1.5788
Second Quarter	1.5991	1.5380	1.5755
Third Quarter	1.5938	1.3998	1.4092
Fourth Quarter	1.4419	1.2453	1.3971
2009
First Quarter	1.4045	1.2530	1.3250
Second Quarter	1.4303	1.2921	1.4033
Third Quarter	1.4790	1.3884	1.4640
Fourth Quarter	1.5134	1.4249	1.4321
2010
First Quarter	1.4513	1.3273	1.3510
Second Quarter	1.3653	1.1923	1.2238
Third Quarter (through July 2, 2010)	1.2548	1.2527	1.2548

Dollars per 1 Euro Historical Performance – Daily Exchange Rates January 3, 2005 to July 2, 2010

July 2010	Page 19

PLUS with Euro Exposure Based on the Value of the Dow Jones EURO STOXX 50® Index due July 6, 2012
Performance Leveraged Upside SecuritiesSM

Additional Considerations

If no index closing value is available on the index valuation date (as may be postponed for non-index business days and market disruption events), the calculation agent may determine the final index value in accordance with the procedures set forth in the PLUS product supplement. In addition, if the underlying index is discontinued, the calculation agent may determine the final index value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance. You should refer to the section “Description of the Notes—Discontinuance of an Underlying Index” and “—Alteration of Method of Calculation of an Underlying Index” in the PLUS product supplement for more information.

If either the euro or the dollar is lawfully eliminated, converted, redenominated or exchanged by any country that issued such currency after the pricing date and prior to the exchange rate valuation date, the calculation agent, in its sole discretion, will determine the final exchange rate of such currency on the exchange rate valuation date in accordance with legal requirements and market practice.

In case of default in payment at maturity of the PLUS, the PLUS will bear interest, payable upon demand of the beneficial owners of the PLUS in accordance with the terms of the PLUS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 2.90% per annum on the unpaid amount due.

PLUSSM is a service mark of Morgan Stanley. Used under license.

© 2010 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

July 2010	Page 20

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.
		Citigroup Funding Inc.

300,000 PLUS with Euro Exposure
Based on the Value of the Dow Jones
EURO STOXX 50® Index

Due July 6, 2012
$10 Principal Amount per PLUS

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
July 2, 2010
(Including PLUS Product Supplement Dated
December 3, 2009, Prospectus Supplement
Dated February 18, 2009 and Prospectus Dated
February 18, 2009)

TABLE OF CONTENTS
	Page

Pricing Supplement
Final Terms	1
Investment Overview	2
Dow Jones EURO STOXX 50® Index Overview	2
Key Investment Rationale	3
Summary of Selected Key Risks	4
Fact Sheet	5
How PLUS Work	9
Payment at Maturity	10
Risk Factors	11
Information about the Dow Jones EURO STOXX 50® Index	15
Historical Information	18
Additional Considerations	20
PLUS Product Supplement
Summary Information Q&A	PPS-2
Risk Factors	PPS-8
Description of the Notes	PPS-16
Certain United States Federal Income Tax Considerations	PPS-27
Plan of Distribution; Conflict of Interest	PPS-31
ERISA Matters	PPS-31
Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution	S-41
ERISA Matters	S-42
Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Description of Debt Security and Exchange Agreement Units	24
Limitations on Issuances in Bearer Form	24
Plan of Distribution	26
ERISA Matters	29
Legal Matters	29
Experts	29